UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT

                       PURSUANT TO SECTION 13 OR 15(D) OF
                       THE SECURITIES EXCHANGE ACT OF 1934

       Date of Report (Date of earliest event reported): February 24, 2010
                                                         -----------------

                           Portec Rail Products, Inc.
                           --------------------------
             (Exact Name of Registrant as Specified in its Charter)

        West Virginia                     0-50543                 55-0755271
-----------------------------       ------------------        -----------------
(State or Other Jurisdiction)      (Commission File No.)      (I.R.S. Employer
      of Incorporation)                                      Identification No.)

900 Old Freeport Road, Pittsburgh, Pennsylvania.                       15238
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(Address of Principal Executive Offices)                             (Zip Code)

Registrant's telephone number, including area code:  (412) 782-6000
                                                     --------------

                                 Not Applicable
                                ---------------
          (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[  ] Written communications  pursuant to Rule 425 under the Securities Act (17
     CFR 230.425)

[  ] Soliciting  material  pursuant to Rule 14a-12 under the Exchange Act (17
     CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))


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Item 8.01         Other Events
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     Recent Developments Related to Certain Litigation

     On February 24, 2010, the Second Circuit issued its decision, reversing the order of the District Court which dismissed Portec from certain litigation discussed below, stating that there were genuine issues of material fact. In addition, the Second Circuit reinstated the plaintiff's claims under the Comprehensive Environmental Response, Compensation, and Liability Act
("CERCLA"),  stating  that  the  plaintiff  is  entitled  to  bring a claim  for contribution under Section 113(f)(3)(B) of CERCLA. We believe that the plaintiff's case against Portec Rail Products, Inc. is without merit. Because the plaintiff is seeking unspecified monetary contribution from the defendants, we are unable to determine the extent to which we would have to make a contribution, or whether such contribution would have a material adverse effect on our financial condition or results of operations. However, total clean up costs at the site that is the subject of the action are expected to be substantial and may approach $50 million. If liability for a portion of these costs is attributed to us, such liability could be material. Ongoing litigation may be protracted, and we may incur additional ongoing legal expenses, which are not estimable at this time.

     In 1999, we were named with numerous other defendants in an environmental lawsuit, currently named Niagara Mohawk Power Corporation v. Chevron U.S.A., Inc., et al. This action was filed in the United States District Court for the Northern District of New York. The plaintiff seeks to recover costs, which it has incurred, and may continue to incur, to investigate and remediate its former property as required by the New York State Department of Environmental Conservation ("NYSDEC"). We have not been named as a liable party by the NYSDEC and we believe we have no liability to the plaintiff in the case. We filed a motion for summary judgment seeking a ruling to have us dismissed from the case. In November 2003, the motion for summary judgment was granted and we were dismissed from the case by the District Court. In March 2004, the plaintiff filed a notice of appeal to the United States Court of Appeals for the Second Circuit, appealing, in part, the District Court's decision to dismiss all claims against us. In April 2005, the plaintiff's appeal was dismissed by the Second Circuit Court without prejudice, and the matter was remanded to the United States District Court for the Northern District of New York for consideration in light of a recent United States Supreme Court decision. As a result, in June 2006, the District Court dismissed all claims brought by the plaintiff pursuant CERCLA. In July 2006, the plaintiff filed a notice of appeal to the Second Circuit. However, in early 2008, the plaintiff's appeal was dismissed again by the Second Circuit Court without prejudice, and the matter was remanded to the District Court for consideration in light of another recent United States Supreme Court decision. In July 2008, the District Count decided that the United States Supreme Court decision did not necessitate any change in the District Court's prior determinations in this case and held that all of its prior rulings stand. In August 2008, the plaintiff filed a third notice of appeal to the Second Circuit, which resulted in the decision issued February 24, 2010.



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                                   SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                                      PORTEC RAIL PRODUCTS, INC.



DATE: February 26, 2010                              By: /s/ John N. Pesarsick
                                                        ------------------------
                                                        John N. Pesarsick
                                                        Chief Financial Officer